UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 20, 2005
OHIO LEGACY CORP

(Exact name of registrant as specified in its charter) }

OHIO	000-31673	34-1903890

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 West Liberty Street, Wooster, Ohio		44691

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (330) 263-1955
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 20, 2005, the Compensation Committee (Committee) of the Board of Directors of Ohio Legacy Corp (Company) approved the accelerated vesting of outstanding, unvested stock options (Options) awarded to recipients under its Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan, as amended, with an exercise price higher than the closing market price of the Company’s common stock on December 20, 2005. The closing price of the Company’s common stock on that date was $9.25. The exercise price and exercise period of the accelerated options remain unchanged. Options with exercise prices below the closing market price of the Company’s common stock on December 20, 2005, remain unchanged, including the original vesting date and related terms.
The decision to accelerate the vesting was made primarily to reduce non-cash compensation expense that the Company would have recorded in its income statement in future periods upon the adoption of Statement of Financial Accounting Standard 123(R). The Compensation Committee believes it is in the best interest of the Company’s shareholders to accelerate the vesting of these Options to eliminate compensation expense in future periods.
These Options were previously awarded to directors, executive officers (including “Named Executives” in the Company’s last proxy statement) and employees. As a result of this action, Options to purchase up to 108,250 shares of common stock become exercisable December 21, 2005. Without the acceleration, the Options would have vested on dates ranging from February 19, 2006, to April 28, 2010. The following table details the options accelerated under this Committee action.

Original Vesting	Exercise	Accelerated Options Granted To:			Total
Date	Price	Directors	Executives	Employees	Accelerated
2/19/2006	$10.00	5,500	-	-	5,500
2/17/2007	$12.00	-	17,000	15,750	32,750
2/19/2007	$10.00	5,500	-	-	5,500
4/28/2006	$12.00	500	-	-	500
4/28/2007	$12.00	500	-	-	500
4/28/2008	$12.00	500	32,000	25,000	57,500
8/16/2008	$10.00	-	-	5,000	5,000
4/28/2009	$12.00	500	-	-	500
4/28/2010	$12.00	500	-	-	500

		13,500	49,000	45,750	108,250
No compensation expense related to stock options will be recognized during fiscal year 2005. The estimated non-cash compensation expense, net of tax, foregone in future fiscal years as a result of this Committee action is:

2006	2007	2008	2009	2010	Total
$190,000	$126,000	$42,000	$2,000	$1,000	$361,000
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OHIO LEGACY CORP

(Registrant)
Date:	December 21, 2005

/s/ ERIC S. NADEAU

Eric S. Nadeau Chief Financial Officer and Treasurer